UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Laurence Corash

On July 30, 2009, Cerus Corporation (the “Company”) entered into an employment letter with Laurence Corash (the “Employment Letter”). Pursuant to the terms of the Employment Letter, Dr. Corash will serve as the Company’s Senior Vice President & Chief Medical and Chief Scientific Officer and is eligible to receive the following compensation, effective as of May 1, 2009 (the “Effective Date”):

•	A semi-monthly base salary of $10,156.25;

•

Continued participation in the Company’s Bonus Plan for Senior Management of Cerus Corporation, in the cash and stock allocations set forth in the Employment Letter, and in accordance with the terms, conditions and limitations of the plan, a copy of which was filed as Exhibit 10.53 to the Company’s Quarterly Report on Form 10-Q (No. 000-21937) on May 2, 2006;

•

Subject to approval of the Board of Directors, and so long as Dr. Corash remains an employee of the Company in good standing, an annual stock award at the end of each calendar year (the “Stock Award”). The number of shares of stock for the Stock Award will be determined pursuant to a formula set forth in the Employment Letter; and

•

The base salary and Stock Award program provided in the Employment Letter will not be modified without Dr. Corash’s consent for at least one (1) year from the Effective Date, conditioned on Dr. Corash’s continued at-will employment with the Company. The combined amount of Dr. Corash’s annual compensation, including his semi-monthly base salary and the Stock Award (but excluding any compensation provided under the Bonus Plan for Senior Management), is approximately $375,000.

The foregoing description is a summary and is qualified in its entirety by reference to the Employment Letter.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.44	Employment Letter, by and between the Company and Laurence Corash, dated July 30, 2009.

1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: August 4, 2009	By:	/s/ Howard G. Ervin
Howard G. Ervin,
Vice President, Legal Affairs

2.

EXHIBIT INDEX

Exhibit Number	Description
10.44	Employment Letter, by and between the Company and Laurence Corash, dated July 30, 2009.

3.